Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, $0.01 par value per share, of Wilhelmina International, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: January 30, 2024

Impact Prosperity Partners, LLC
Impact Services, LLC

By:	/s/ Rajesh Gupta
Name: Rajesh Gupta
Title: Authorized Signatory

ADS Manager, LLC

By:	/s/ Anna Simpson
Name: Anna Simpson
Title: Authorized Signatory

/s/ Rajesh Gupta
Rajesh Gupta

/s/ Anna Simpson
Anna Simpson